EXHIBIT 23.1
MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
150 FOURTH AVENUE, NORTH
SUITE 2150
NASHVILLE, TENNESSEE 37219-2417
Telephone (615) 252-6100
Facsimile (615) 252-6105
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Pinnacle Financial Partners, Inc.
We hereby consent to the use in the Current Report on Form 8-K/A of Pinnacle Financial Partners, Inc. filed under the Securities Exchange Act of 1934 on February 13, 2008 of our report dated February 2, 2007, relating to the financial statements of Mid-America Bancshares, Inc. as of December 31, 2006 and for the year ended December 31, 2006, and to the incorporation by reference of the report into Registration Statements Nos. 333-49564, 333-68756, 333-114799, 333-124199, 333-132816, 333-135411, 333-132816, 333-147804, 333-148251 on Form S-8 of Pinnacle Financial Partners, Inc. and 333-76902 on Form S-3 of Pinnacle Financial Partners, Inc.
/s/ Maggart & Associates, P.C.
Nashville, Tennessee
February 13, 2008